Exhibit 99.1


         Agreement to Furnish Long-Term Debt Instruments


Pursuant to Item 601(b)(4)(iii) of Regulation S-K, Ameristar
Casinos, Inc. (The "Registrant") hereby agrees to furnish supplementally to the Securities and Exchange Commission a copy of any of the following long-term debt instruments:

          Credit Agreement between PDS Financial Corporation and
          Ameristar Casino Council Bluffs, Inc., dated June 27, 1996.

          Security Agreement between PDS Financial Corporation and Ameristar Casino Council Bluffs, Inc., dated June 27, 1996.

          Promissory Note between PDS Financial Corporation and
          Ameristar Casino Council Bluffs, Inc., dated June 27, 1996.

          Guaranty By Ameristar Casinos, Inc. In favor of PDS
          Financial Corporation and dated June 27, 1996.